SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date  of  earliest  event  reported:  NOVEMBER  25,  1998





                            MIAMI SUBS CORPORATION
            (Exact name of registrant as specified in its charter)



        FLORIDA                        0-19623           65-0249329
     (State or other jurisdiction    (Commission        (IRS employer
     of  incorporation)             file  number)      identification no.)



6300  N.W.  31ST  AVENUE,  FORT  LAUDERDALE,  FLORIDA          33309
     (Address  of  principal  executive  offices)          (Zip  code)



Registrant's  telephone  number,  including  area  code:    (954)  973-0000


                              (NOT  APPLICABLE)
        (Former name or former address, if changed since last report)


                              Page 1 of 4 pages
                           Exhibit Index at Page 2

     ITEM  1.          CHANGES  IN  CONTROL  OF  REGISTRANT.

          On November 30, 1998, Miami Subs Corporation (the "Registrant") issued a press release (the "Press Release") announcing, among other things, that Nathan's Famous, Inc. ("Nathan's) has purchased from Gus Boulis, the Registrant's then chairman and chief executive officer, approximately 8.1 million shares of common stock of the Registrant (comprising approximately 30% thereof) for a purchase price of $4.2 million. A copy of such Press Release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

     ITEM  5.          OTHER  EVENTS.

          The Registrant also announced in the Press Release that the companies have entered into a letter of intent pursuant to which Nathan's intends to acquire through a merger the remaining outstanding shares of common stock of the Registrant in exchange for common stock and warrants of Nathan's.
 The Press Release, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

     ITEM  7.        FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                     EXHIBITS.

          (c)          Exhibits

          The following Exhibits are provided in accordance with the provisions of Item 601 of Regulation S-K and are filed herewith unless otherwise noted.

                                EXHIBIT INDEX

          99.1  Press  Release  of  Miami  Subs Corporation dated November 30,
1998.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 MIAMI SUBS CORPORATION


Date:      December  4,  1998               By:   /s/    Jerry W. Woda
                                                    JERRY  W.  WODA
                                                Senior  Vice  President,
                                                 Chief  Financial Officer,
                                                  and  Principal  Accounting
                                                   and Financial Officer



                              Page 2 of 4 Pages

                                                             EXHIBIT 99.1

November  30,  1998                            Contact:    Donald  L. Perlyn
For  Immediate  Release                                    Jerry  W. Woda
                                                           (954) 973-0000


              NATHAN'S FAMOUS, INC. ACQUIRES 30 PERCENT INTEREST
                                IN MIAMI SUBS


               LETTER OF INTENT SIGNED FOR NATHAN'S TO ACQUIRE
                              BALANCE OF COMPANY

Fort Lauderdale, Florida, November 30, 1998...Miami Subs Corporation (NASDAQ:SUBSC) today announced that Nathan's Famous, Inc. (NASDAQ:NATH) has acquired a 30 percent equity interest in Miami Subs and that the companies have entered into a letter of intent pursuant to which Nathan's has proposed to acquire all of the remaining outstanding shares of common stock of Miami Subs for shares of Nathan's common stock.

The letter of intent provides for Nathan's to acquire the remaining outstanding shares of Miami Subs in exchange for common stock of Nathan's having a market price of $ .517 per share at closing, but no more than one share of Nathan's common stock for each eight shares of common stock of Miami Subs, together with warrants to purchase Nathan's common stock which have an exercise price of $6.00 per share at the rate of one warrant for each four shares of Nathan's common stock received by Miami Subs stockholders.

The proposed merger between the parties will be subject to certain conditions, including negotiation and execution of a final merger agreement and approval by the stockholders of Nathan's and Miami Subs.

Through a direct purchase totaling $4.2 million ($ .517 per share), Nathan's acquired all of the approximate 8.1 million shares of Miami Subs stock which were beneficially owned by Mr. Gus Boulis, the Company's chairman and chief executive officer. Effective with the purchase, Mr. Boulis has resigned as a director and officer of Miami Subs.

Filling vacant seats on the Miami Subs board will be Howard M. Lorber, chairman and chief executive officer of Nathan's, Wayne Norbitz, president and chief operating officer of Nathan's, and Robert Eide, a director of Nathan's. They have joined Miami Subs current directors: Donald L. Perlyn, president and chief operating officer of Miami Subs, Bruce Galloway, Peter Nasca, and Joseph Zappala.



                              Page 3 of 4 Pages



"We're excited about joining the Nathan's organization in this significant way," said Donald L. Perlyn, president of Miami Subs. "We believe there are tremendous opportunities for Nathan's and Miami Subs to jointly leverage our strong brands and to develop an expansion model which will enhance our combined profitability and growth. Separately, Miami Subs and Nathan's have been pursuing parallel development programs into lucrative non-traditional and small venues. Together, we will be able to offer a co-branded package which will provide access to a broader customer base and offer customers an even more appealing and extensive menu," concluded Perlyn.

Wayne Norbitz, the president of Nathan's stated, "We are enthusiastic about our potential acquisition of Miami Subs, which we believe represents a significant step towards realizing Nathan's growth strategy. The combined entity would double the revenue base of Nathan's and is expected to be accretive to earnings. We shall seek to exploit opportunities to market and develop each company's concept separately, as well as in concert, through co-branding opportunities. We will also seek to make margin improvements, leverage and enhance management and effectuate cost efficiencies."

The Nathan's Famous retail system is currently comprised of 26 Company-owned units, 166 franchised or licensed units, and over 400 branded product points of distribution, located in twenty-nine states, the District of Columbia and two foreign countries, featuring Nathan's would famous all-beef hot dogs.

Miami Subs Corporation currently operates and franchises 192 restaurants located in 16 states, Puerto Rico, Peru, the Dominican Republic, and Ecuador.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.















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